Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(a)(6) OF REGULATION S-K BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. THESE OMISSIONS ARE IDENTIFIED AS [***]

ASSET PURCHASE AGREEMENT

EXHIBIT LIST

[included for SEC filing purposes only]

EXHIBIT 1 General Assignment [omitted]

EXHIBIT 1.1 Known Encumbrances

EXHIBIT 1.2 Purchased Assets

EXHIBIT 2.1(b) Promissory Note

EXHIBIT 5.7(m) Disclosure Document [omitted]

EXHIBIT 9.1(c) Assignment and Bill of Sale [omitted]

EXHIBIT 9.1(d) IP Assignment [omitted]

SCHEDULE A Patents

SCHEDULE B Trademarks

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is hereby entered into on April 22, 2025 (the “Effective Date”), by and between Cardionomic (assignment for the benefit of creditors), LLC, a California limited liability company (the “Seller”), in its sole and limited capacity as assignee for the benefit of creditors of Cardionomic, Inc., a Delaware corporation (the “Assignor”), with its principal office located at 3945 Freedom Circle, Suite 560, Santa Clara, California 95054, United States, and Cardionomix, Inc., a Nevada corporation (the “Buyer”), with its principal office located at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708.

RECITALS

A.         By resolution of the board of directors (the “Board”) of Assignor, as memorialized in Assignor’s duly executed board resolution, Assignor has transferred ownership of all of its right, title and interest in and to all of its tangible and intangible assets (the “Assets”) to Seller, and, in so doing, has also designated Seller to act, pursuant to California law, as the assignee for the benefit of creditors of Assignor. The General Assignment agreement (the “General Assignment”) between Assignor and Seller, as assignee, is attached hereto as Exhibit 1.

B.         Seller and Buyer have identified a subset of the Assets that Buyer desires to purchase from Seller (the “Purchased Assets”). The Purchased Assets are defined in Section 1.2 below. After consummation of the Closing contemplated under this Agreement, Seller intends to sell or otherwise liquidate any and all remaining non-cash Assets that are not Purchased Assets and will undertake the winding down of Assignor’s assignment estate, which shall ultimately include, but shall not be limited to, the distribution to Assignor’s creditors of the assignment estate’s net funds remaining after payment of all fees and costs associated with the liquidation of the assignment estate.

C.          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

1.         PURCHASE AND SALE OF THE PURCHASED ASSETS.

1.1         Agreement to Sell and Purchase the Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.2 below), and Buyer hereby agrees to purchase and acquire from Seller at the Closing, all of Seller’s right, title and interest in and to all of the Purchased Assets. The Purchased Assets will be sold, assigned, transferred and conveyed to Buyer (subject to Section 1.3) on the Closing Date on a “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth below, free and clear of any known encumbrances listed on Exhibit 1.1 hereto (collectively, “Known Encumbrances”).

1.2         Purchased Assets Defined. As used in this Agreement, the term “Purchased Assets” means, collectively, Seller’s right, title and interest in and to the assets listed in Exhibit 1.2 attached hereto. The Purchased Assets specifically do not, under any circumstances, include any of Seller’s or Assignor’s (i) cash, (ii) accounts receivable, (iii) claims for preference or fraudulent conveyance recoveries under applicable law or any other litigation recoveries, (iv) state or federal tax refunds, (v) insurance refunds or recoveries, (vi) utility or leasehold security deposits, (vii) all corporate governance and human resource documents and business books and records (other than books and records relating to the ownership and operation of the Purchased Assets), or (viii) properties, rights, contracts, claims or other assets, other than those specifically listed or described in Exhibit 1.2 hereto (collectively, the “Excluded Assets”). For the avoidance of doubt, it is the intent of the parties hereto that none of the Excluded Assets shall be transferred to Buyer. Each party shall promptly execute and deliver the other party any and all such further assignments, endorsements and other documents as such party may reasonably request for the purpose of effectuating the terms and conditions of this Section 1.2.

1.3         Asset Transfer; Passage of Title; Delivery.

(a)         Title Passage. Except as otherwise provided in this Section 1.3, upon the Closing, (i) title to all of the Purchased Assets shall pass to Buyer; (ii) Seller shall make available to Buyer possession of all of the Purchased Assets as provided in Section 1.3(b); and (iii) Seller shall execute assignments, conveyances and/or bills of sale reasonably requested to convey to Buyer title to all of the Purchased Assets in accordance with Section 1.1 of this Agreement, as well as such other instruments of conveyance as Buyer may reasonably deem necessary to effect or evidence the transfers contemplated hereby.

(b)    Delivery of Purchased Assets. On the Closing Date (as defined in Section 2.2), Seller shall make available to Buyer possession of the Purchased Assets, provided, however, that the expenses of retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Buyer, and provided further that in the event that any of the Purchased Assets are located outside of the physical control of Seller, such as in warehouses or foreign locations controlled by third parties, Seller is not making any representation or warranty to Buyer as to the quantities of Purchased Assets under the control of such third parties or the accessibility of such Purchased Assets; provided, however, that nothing herein shall limit Seller’s obligation to attempt to take such actions as are reasonably requested by Buyer or necessary to help facilitate Buyer’s access to such Purchased Assets on the Closing Date, with Buyer having the obligation to pay Seller for any additional expenses incurred by Seller on account of Seller taking such additional actions.

(c)    Retention of Documents. As assignee, Seller is responsible for maintaining business records during the assignment process and, among other things, will prepare and file final tax returns. To the extent Buyer requires business records of Assignor that Seller has retained to administer the assignment estate, Buyer shall, at its own expense, arrange to obtain copies of such records from Seller and Seller shall reasonably cooperate with Buyer regarding the foregoing.

2.         CONSIDERATION; CLOSING.

2.1         Purchase Price. In consideration of the sale, transfer, conveyance and assignment of all of the Purchased Assets to Buyer at the Closing, Buyer shall take the following actions:

(a)         Issuance of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall cause Catheter Precision, Inc., a Delaware corporation (“VTAK”) to issue to Seller One Million (1,000,000) shares of common stock of VTAK (the “VTAK Shares”).

(b)    Promissory Note. Simultaneously with the Closing, Buyer shall execute and deliver to Seller that certain promissory note in the form as set forth on Exhibit 2.1(b) attached hereto, made by or on behalf of Buyer in favor of Seller on the Closing Date in the aggregate principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Promissory Note”).

The VTAK Shares and Promissory Note, collectively, are hereinafter referred to as the “Aggregate Consideration.”

2.2         Closing. The consummation of the purchase and sale of the Purchased Assets contemplated hereby will take place at a closing to be held at the offices of Seller (the “Closing”), on the date that is ten (10) days from the Effective Date (the “Closing Date”), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by Buyer and Seller. If the Closing does not occur on or prior to the date that is ninety (90) days from the Effective Date, or such later date upon which Buyer and Seller agree in writing, this Agreement shall terminate upon written notice of termination given by either party hereto that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder, except that Section 6.1 shall survive such termination. In no event shall the Closing take place until all closing conditions in Section 8.1 have been satisfied or waived by the Buyer and all closing conditions in Section 8.2 have been satisfied or waived by the Seller.

3.         OBLIGATIONS ASSUMED.

3.1         Liabilities and Obligations Not Assumed. Buyer shall not assume or become obligated in any way to pay or perform any liabilities, debts or obligations of Seller or of Assignor whatsoever, including, but not limited to, any liabilities or obligations now or hereafter arising from Assignor’s business activities that took place prior to the Closing or any liabilities arising out of or connected to the liquidation and winding down of Assignor’s business. All liabilities, debts and obligations of Seller and of Assignor are hereinafter referred to as the “Excluded Liabilities.”

3.2         No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement. The assumption by Buyer of any liabilities or obligations of Seller under Section 3.1 shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Seller if the Closing was not consummated.

4.         REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

4.1         Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada. Buyer has all necessary power and authority to enter into this Agreement and to execute and deliver all other documents that Buyer is required to execute and deliver hereunder, and Buyer holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefore.

4.2         Power and Authority; No Default. Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer. This Agreement, when signed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.

4.3         Authorization for this Agreement. No authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party, other than the NYSE American, is required for the consummation by Buyer of the transactions contemplated by this Agreement.

4.4         Litigation. To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

4.5         Funding. Buyer’s ability to perform its financial obligations under this Agreement is not subject to any financing contingency.

4.6         Valid Issuance of Shares. The VTAK Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer imposed hereunder, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller. Assuming the accuracy of the representations of Seller in Section 5, the VTAK Shares will be issued in compliance with all applicable federal and state securities laws. There are no preemptive rights, right of first offer or other similar rights with respect to the VTAK Shares which have not been properly complied with or waived.

4.7         SEC Filings and Financial Statements.

(a) VTAK has, within the past 12 months, filed or furnished all reports, schedules, forms, statements, and other documents required to be filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable securities laws (collectively, the “Buyer SEC Reports”). Each Buyer SEC Report complied as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder as of its respective filing date.

(b) The consolidated financial statements of VTAK included in the Buyer SEC Reports filed within the last 12 months have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements to the extent such disclosure is required by GAAP, and fairly present, in all material respects, the financial position, results of operations, and cash flows of VTAK as of the respective dates thereof and for the respective periods indicated therein.

(c) Since the date of VTAK’s most recent audited financial statements included in the Buyer SEC Reports, there has been no event, development or occurrence, or would reasonably be expected to have, a material adverse effect on either VTAK or Buyer.

4.8         Compliance with Other Instruments. Neither Buyer nor VTAK is in violation or default (a) of any provisions of its Certificate of Incorporation, Bylaws or other constitutional documents; (b) in any material respect of any instrument, judgment, order, writ or decree; (c) in any material respect under any note, indenture or mortgage; (d) in any material respect under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (e) of any provision of any federal or state statute, rule or regulation applicable to Seller or VTAK, the violation of which would have a material adverse effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of either Buyer or VTAK.

4.9          No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or VTAK.

5.         REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:

5.1         Corporate Organization; Compliance. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California. Seller has complied with all provisions set forth in California Code of Civil Procedure §§ 493.010-493.060 and §§ 1800-1802.

5.2         Power and Authority; No Default Upon Transfer. As assignee, Seller has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and under the General Assignment. The signing, delivery and performance by Seller of this Agreement, and the consummation of all of the transactions contemplated hereby, have been duly and validly authorized by Seller. To the best of Seller’s knowledge, the General Assignment was duly authorized by Assignor’s Board and is a valid agreement binding on the Assignor and Seller. This Agreement, when signed and delivered by Seller, will be duly and validly executed and delivered and will be the valid and binding obligation of Seller, enforceable against Seller, as assignee, in accordance with its terms as governed by applicable law, regulations and rules. Neither the signing and delivery of this Agreement by Seller, nor the performance by Seller of its obligations under this Agreement, will (i) violate Seller’s Articles of Organization or Operating Agreement, or (ii) to the best of Seller’s knowledge, violate any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Seller.

5.3         Title. To the best of Seller’s knowledge after reasonable inquiry, including, without limitation, competent assessment of the applicable UCC search in Assignor’s state of incorporation, Seller, as assignee, has good and marketable title to all of the Purchased Assets. Seller sells, assigns, transfers and conveys the Purchased Assets to Buyer on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or use, provided, however, the Purchased Assets shall be free and clear of the Known Encumbrances as of the Closing. To Seller’s knowledge, all Known Encumbrances as to the Purchased Assets are set forth on Exhibit 1.1.

(a)         IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)         BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED UPON AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE AGGREGATE CONSIDERATION REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c)         BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

(d)         BUYER ACKNOWLEDGES THAT SOME OF THE PURCHASED ASSETS DESCRIBED IN EXHIBIT 1.2 MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNOR OR OTHERWISE ACQUIRED BY ASSIGNOR. SELLER MAY BE UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO A THIRD-PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT THIRD-PARTY, WHICH CONSENT SHALL NOT BE A CONDITION TO CLOSING UNDER THIS AGREEMENT. BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH ANY SUCH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY IS INCLUDED IN THE PURCHASED ASSETS TRANSFERRED HEREBY. BUYER SHALL PAY ANY LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING ANY SUCH PURCHASED ASSETS

5.4         Litigation. To the best of Seller’s knowledge, there is no claim, action, arbitration, inquiry, investigation, suit or proceeding pending or, to Seller’s knowledge, threatened, against Seller or Assignor that might affect in any way any of the Purchased Assets or the transactions contemplated by this Agreement, nor is Seller aware or have grounds to know of any reasonable basis therefor. To the best of Seller’s knowledge, there are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Seller or Assignor affecting the Purchased Assets.

5.5         Authorization for this Agreement. To the best of Seller’s knowledge, no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Seller of the transactions contemplated by this Agreement.

5.6         Assignee. All rights of Seller with regard to the ownership and possession of the Purchased Assets are rights held as assignee pursuant to the General Assignment made by Assignor. Pursuant to the General Assignment, Assignor has informed Seller that it transferred to Seller all of Assignor’s right, title and interest in and to the Purchased Assets. Pursuant to this Agreement, Seller, solely in its capacity as assignee, will at Closing sell, assign, and transfer all of its right, title and interest in and to the Purchased Assets to Buyer.

5.7         Certain Investment Representations.

(a)    Seller is not required to be registered as an investment company under the Investment Company Act of 1940.

(b)    Seller recognizes that acquiring the VTAK Shares and Promissory Note (for purposes of this Section 5.7, together the “Investment Securities”) as described above in Section 2.1 involves a high degree of risk and is suitable only for persons of adequate financial means; further, that it may not be possible to liquidate the Investment Securities in the event of emergency, that transferability is limited as described below, and that a complete loss of investment could occur. Seller understands that the value of the Investment Securities as of the Closing may be materially different from their value as of the date hereof or the date on which they may sold or transferred by the Seller. Seller has accepted these risks.

(c)    Seller is acquiring the Investment Securities for Seller’s own account, for investment, and not with a view to a public “distribution” to others, as such term is defined in the Securities Act of 1933, as amended (the “Act”) and legal interpretations thereof, and Seller will not sell, transfer, or otherwise dispose of the Investment Securities or any portion thereof unless the transaction is registered under the Act and any applicable state securities laws, or pursuant to a valid exemption therefrom, and otherwise in compliance with the provisions of this Section 5.7.

(d)    The Investment Securities were not offered to the Seller by means of any general solicitation or general advertising by VTAK (for purposes of this Section 5.7, the “Issuer”) or its affiliates or any person acting on its behalf, including without limitation (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or (ii) any seminar or meeting to which the Seller was invited by any general solicitation or general advertising.

(e)    Seller undertakes that it will not, without the express written consent of Issuer, in any event transfer any of the Investment Securities, including but not limited to a transfer as part of a distribution to beneficiaries, prior to the expiration of the “Absolute Holding Period” (as defined below), nor shall it voluntarily dissolve prior to such date, or take any similar action that would result in such a distribution of the Investment Securities during the Absolute Holding Period. The “Absolute Holding Period” shall extend, with respect to the VTAK Shares, through the date that is six months from the date of Closing and, with respect to the Promissory Note, through the date that is three years from the date of the Closing.

(f)    Following the Absolute Holding Period, Seller will not, without the express written consent of Issuer, distribute the Investment Securities to any persons other than the “Cardionomic Noteholders,” consisting solely of the following three (3) beneficiaries: Abbott Laboratories, an Illinois corporation; The Cleveland Clinic Foundation, an Ohio nonprofit corporation; and New Enterprise Associates 13, Limited Partnership, a Cayman Islands exempted limited partnership. Each of the Cardionomic Noteholders is an “institutional accredited investor” that meets the definition of “accredited investor” set forth in SEC Rule 501(a)(1), (2), (3), (7), (9), (12), or (13) under the Securities Act; (2) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Investment Securities; (3) will acquire the Investment Securities only for its own account and not for the account of others; and (4) will not receive Investment Securities on behalf of any person who has consent rights over the investment or the right to opt out of it, unless such person also meets the eligibility requirements set forth in this paragraph. Further, each Cardionomic Noteholder is a validly existing legal entity that was not formed for the purpose of participating in the assignment for the benefit of creditors of which Seller is the fiduciary, is not a nominee, custodian or alter ego for any other person or persons, and does not have securityholders or stakeholders that have the right to vote on, consent to, or opt out of securities investments made by or held by such entity. Seller understands that upon distribution to the Cardionomic Noteholders by the Seller, Issuer shall require such appropriate documentation as it deems reasonably appropriate to establish the eligibility requirements set forth in this paragraph and such other factual information as may be necessary, in its reasonable determination, including but not limited to executed certifications by each entity accepting Investment Securities, to ensure compliance with federal and state securities laws and the securities laws of any other jurisdiction which may be applicable.

(g)    Seller understands that the Investment Securities are being offered and sold in a transaction not involving any public offering within the meaning of the Securities Act and that the Investment Securities have not been registered under the Securities Act. Seller understands that the Investment Securities may not be resold, transferred, pledged or otherwise disposed of by Seller absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act and in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Investment Securities shall contain a legend to such effect. Seller understands and agrees that the Investment Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, Seller may not be able to readily resell the Investment Securities and may be required to bear the financial risk of an investment in the Investment Securities for an indefinite period of time. Seller understands that any certificates or book-entry records representing the Investment Securities shall contain a restrictive legend as described in the following provisions.

(h)    The VTAK Shares shall be subject to a restrictive legend in substantially the form below:

THE COMMON STOCK REPRESENTED HEREBY (THE “SHARES" OR THE “SECURITIES”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW. OFFERS, SALES, PLEDGES AND TRANSFERS THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION TO A PERSON THAT IS AN ELIGIBLE TRANSFEREE AS DEFINED BELOW AND TO WHOM A COPY OF THESE TRANSFER RESTRICTIONS HAS BEEN DELIVERED. AN “ELIGIBLE TRANSFEREE” MEANS (1) AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7), (9), (12), or (13) UNDER THE ACT (AN "IAI"), OR A QUALIFIED INSTITUTIONAL BUYER ("QIB") WITHIN THE MEANING OF RULE 144A UNDER THE ACT; (2) THAT (A) IS ACQUIRING SECURITIES FOR ITS OWN ACCOUNT OR (B) IS A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT), A SAVINGS AND LOAN ASSOCIATION, OR ONE OF THE OTHER FINANCIAL INSTITUTIONS LISTED IN SECTION 3(a)(5)(A) OF THE ACT, ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY. THE SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN THE ISSUER AND CARDIONOMIC (ASSIGNMENT FOR THE BENEFIT OF CREDITORS), LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, IN ITS SOLE AND LIMITED CAPACITY AS ASSIGNEE FOR THE BENEFIT OF CREDITORS OF CARDIONOMIC, INC. (“ASSIGNEE”), ENTERED INTO ON OR ABOUT APRIL 18, 2025, INCLUDING AN ABSOLUTE HOLDING PERIOD OF SIX MONTHS, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TRANSFEREES RECEIVING SHARES DIRECTLY FROM THE ASSIGNEE MUST BE IAIs. ISSUER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND A TRANSFEREE CERTIFICATE AND/OR SUCH OTHER DOCUMENTATION AS MAY BE REASONABLY REQUESTED BY THE ISSUER IN ORDER TO ESTABLISH THAT ACQUIRERS OF THE SECURITIES ARE ELIGIBLE TRANSFEREES AND THAT AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF FEDERAL AND/OR OTHER APPLICABLE SECURITIES LAWS IS AVAILABLE. BY ITS ACCEPTANCE OF A SECURITY, THE ACQUIRER THEREOF AGREES AND REPRESENTS, AND WILL BE DEEMED TO HAVE SO AGREED AND REPRESENTED, THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE SHARES, (II) IT IS NOT ACQUIRING SHARES WITH A VIEW TO ANY DISTRIBUTION THEREOF IN CONTRAVENTION OF FEDERAL AND OTHER APPLICABLE SECURITIES LAWS; (III) IT IS AN ELIGIBLE TRANSFEREE; AND (IV) IT RECEIVED A COPY OF, UNDERSTANDS AND ACCEPTS THE TRANSFER RESTRICTIONS DESCRIBED HEREIN, AND WILL NOT ATTEMPT TO TRANSFER THE SECURITY EXCEPT IN COMPLIANCE THEREWITH.

(i)    The Promissory Note shall bear a restrictive legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW. NO OFFERS, SALES, PLEDGES OR TRANSFERS HEREOF, OR OF BENEFICIAL INTERESTS HEREIN, INCLUDING BY WAY OF PARTICIPATION OR BY OPERATION OF LAW, MAY BE MADE EXCEPT IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION TO A PERSON THAT IS AN ELIGIBLE TRANSFEREE AS DEFINED BELOW, AND THE OTHER TERMS AND CONDITIONS OF THE NOTE, INCLUDING THE TRANSFER RESTRICTIONS DESCRIBED BELOW. THE NOTE IS AVAILABLE ONLY IN REGISTERED, DEFINITIVE FORM, MAY BE TRANSFERRED ONLY UPON THE NOTES REGISTER MAINTAINED BY THE ISSUER, AND NO PERSON SHALL BE RECOGNIZED BY THE ISSUER AS A HOLDER WHO IS NOT IDENTIFIED AS SUCH ON THE NOTES REGISTER OF THE ISSUER. ACQUIRER OF THE NOTE IS DEEMED TO AGREE NOT TO PARTICIPATE OR ATTEMPT TO PARTICIPATE THE NOTE, OR OTHERWISE TRANSFER BENEFICIAL INTERESTS HEREIN, OR ATTEMPT TO HOLD THE NOTES AS A NOMINEE OR AGENT FOR OTHER PERSONS EXCEPT TO THE EXTENT EXPRESSLY ALLOWED BY THE TRANSFER RESTRICTIONS DESCRIBED HEREIN. AN “ELIGIBLE TRANSFEREE” MEANS (1) AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7), (9), (12), or (13) UNDER THE ACT (AN "IAI"), OR A QUALIFIED INSTITUTIONAL BUYER ("QIB") WITHIN THE MEANING OF RULE 144A UNDER THE ACT; (2) THAT (A) IS ACQUIRING SECURITIES FOR ITS OWN ACCOUNT OR (B) IS A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT), A SAVINGS AND LOAN ASSOCIATION, OR ONE OF THE OTHER FINANCIAL INSTITUTIONS LISTED IN SECTION 3(a)(5)(A) OF THE ACT, ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY. THE SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN THE ISSUER AND CARDIONOMIC (ASSIGNMENT FOR THE BENEFIT OF CREDITORS), LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, IN ITS SOLE AND LIMITED CAPACITY AS ASSIGNEE FOR THE BENEFIT OF CREDITORS OF CARDIONOMIC, INC. (“ASSIGNEE”), ENTERED INTO ON OR ABOUT APRIL 18, 2025, INCLUDING AN ABSOLUTE HOLDING PERIOD OF THREE YEARS; FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TRANSFEREES RECEIVING SHARES DIRECTLY FROM THE ASSIGNEE MUST BE IAIs. ISSUER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND A TRANSFEREE CERTIFICATE AND/OR SUCH OTHER DOCUMENTATION AS MAY BE REASONABLY REQUESTED BY THE ISSUER IN ORDER TO ESTABLISH THAT ACQUIRERS OF THE SECURITIES ARE ELIGIBLE TRANSFEREES AND THAT AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF FEDERAL AND/OR OTHER APPLICABLE SECURITIES LAWS IS AVAILABLE. BY ITS ACCEPTANCE OF A NOTE, THE ACQUIRER THEREOF AGREES AND REPRESENTS, AND WILL BE DEEMED TO HAVE SO AGREED AND REPRESENTED, THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE NOTE, (II) IT IS NOT ACQUIRING THE NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF IN CONTRAVENTION OF FEDERAL AND OTHER APPLICABLE SECURITIES LAWS; (III) IT IS AN ELIGIBLE TRANSFEREE; AND (IV) IT ACCEPTS THE TRANSFER RESTRICTIONS DESCRIBED HEREIN AND WILL NOT ATTEMPT TO TRANSFER THE SECURITY EXCEPT IN COMPLIANCE THEREWITH.

(j)    None of the Assignor’s beneficiaries, including but not limited to the Cardionomic Noteholders, nor any partner, member or security holder of Seller, has any legal or de facto power to direct the Seller’s investment decisions or the power to consent or vote on the sale of the Purchased Assets to Buyer.

(k)    Seller is competent to and does understand the nature of the Investment Securities, and is able to bear the economic risk of the Investment Securities. Seller understands that there is no public market for the Promissory Note, nor will there ever be, and further that there is no guarantee and the Buyer makes no assurances that the VTAK Shares will remain listed on NYSE American or any other exchange.

(l)    Seller is not subject to any of the “Bad Actor” disqualifications described in SEC Rule 506(d)(1)(i) to (viii) under the Securities Act.

(m)    Seller acknowledges that it received, a reasonable time prior to the date hereof, the Disclosure Document dated March 31, 2025 and attached as Exhibit 5.7(m) hereto, and further that it has had an opportunity to ask questions and receive answers concerning the terms and conditions of this transaction and to obtain any additional information desired to evaluate the merits and risks of investing in the Investment Securities and/or to verify the accuracy of other information furnished. All information regarding the Issuer which was requested or desired by Seller has been furnished, all other documents which could be reasonably provided have been made available for inspection and review, and Seller believes that such information is sufficient to make an informed decision with respect to acquiring the Investment Securities. Seller is not making this investment in reliance upon any advice or recommendation from the Issuer or its representatives but has consulted, to the extent desired, Seller’s own legal, tax and other advisors with respect to the Investment Securities. The Seller has relied solely upon the information provided by the Issuer and independent investigations made by the Seller and/or its representatives in deciding to purchase the Investment Securities and no representations or agreements other than those set forth in the written information provided by the Issuer have been made to the Seller with respect thereto.

6.         COVENANTS OF BUYER.

6.1         Confidential Information. Subject to Section 6.2, all copies, if any, of financial information, pricing, marketing plans, business plans, and other confidential and/or proprietary information of Assignor and/or Seller disclosed to Buyer in the course of negotiating the transactions contemplated by this Agreement, including the terms of this Agreement (“Seller Confidential Information”), will be held in confidence and not be used or disclosed by Buyer or any of its employees, affiliates or stockholders, except to any public or private lender, for a period of six (6) months from the Effective Date and will (at Buyer’s election) be promptly destroyed by Buyer or returned to Seller, upon Seller’s written request to Buyer; provided, however, that from and after the Closing, the foregoing covenant shall not be applicable to any Seller Confidential Information included in the Purchased Assets. It is agreed that Seller Confidential Information will not include information that: (a) is proven to have been known to Buyer prior to receipt of such information from Seller; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Seller; (c) is now, or later becomes, part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Buyer; or (d) is independently developed by Buyer without the use of any Seller Confidential Information.

6.2         Press Releases and Public Announcements. Notwithstanding anything to the contrary in Section 6.1, Seller acknowledges that Buyer’s parent company, VTAK, is subject to reporting obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of NYSE American. Consequently, VTAK or Buyer, as applicable may, in its sole discretion, disclose to the public such information related to this transaction, including any Seller Confidential Information, that Buyer deems necessary or appropriate.

6.3         Taxes and any Other Charges Related to the Sale. Buyer agrees to pay all sales, transfer, use or other taxes, duties, claims or charges imposed on and/or related to the sale of the Purchased Assets under this Agreement by any tax authority or other governmental agency and to defend, indemnify and hold Seller harmless from and against any such taxes, duties, claims, or charges for payment thereof by any tax authority or other governmental agency. Notwithstanding the foregoing, Buyer shall not be responsible for any income tax payable by Seller or Assignor to any tax authority or governmental agency resulting from the sale of the Purchased Assets under this Agreement.

6.4         Continued SEC Compliance. Buyer covenants and agrees, on behalf of itself and VTAK, that they shall use commercially reasonable efforts to timely file all required Buyer SEC Reports under the Exchange Act and shall comply with all applicable federal and state securities laws.

6.5          Stock Listing Maintenance. Buyer and VTAK shall use commercially reasonable efforts to maintain the listing of VTAK’s shares of common stock on NYSE American or another nationally recognized securities exchange or trading market. Neither Buyer nor VTAK shall take any action that would reasonably be expected to result in the delisting of VTAK’s common stock, and in the event that Buyer or VTAK receives notice from the applicable exchange or trading market regarding potential delisting, Buyer and VTAK shall use their respective best efforts to cure any deficiencies and maintain compliance.

6.6          Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless the Seller Indemnitees (as defined below) from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) arising out of or relating to any action or omission by Buyer that, following the one-year anniversary of the issuance of the VTAK Shares, results in the failure of the such shares to be: (a) saleable under Rule 144 of the Securities Act; or (b) otherwise freely tradeable, subject in each case, to Seller’s compliance with the terms of this Agreement.

6.7         Survival of Covenants. The covenants set forth in this Section 6 shall survive the Closing. The covenants set forth in Section 6.1 and 6.2 above shall, in addition, survive the termination of this Agreement for any reason.

7.         COVENANTS OF SELLER.

7.1         Conduct of Business and Maintenance of Existence; Compliance with Laws. From and after the Closing Date and until such time as the Promissory Note has been paid and satisfied in full, Seller agrees to:

(a)    preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations;

(b)    take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business; and

(c)    comply with all contractual obligations and requirements under the law.

7.2         Further Assurances. From and after the Closing Date, Seller shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments, endorsements and related information and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Seller’s and/or Assignor’s title to the Purchased Assets to Buyer, and/or carrying out the provisions of this Agreement, provided, however, that Seller shall be reimbursed for its reasonable costs and expenses incurred in providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by Buyer.

7.3         Press Releases and Public Announcements. Seller shall not issue any press release or make any public disclosure or announcement relating to the financial terms of this Agreement or identify Buyer without Buyer’s prior written approval, which shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation, and Seller shall be permitted, at its discretion, to prepare and distribute a tombstone regarding the General Assignment and this Agreement without mentioning the identity of Buyer or the terms of this Agreement.

7.4         Data Room Documentation. As promptly as practicable, and in any event within ten (10) business days after the Closing, Seller shall deliver to Buyer complete and correct digital copies (recorded on a USB or similar medium) of all documents and other materials made available to Buyer for the purpose of disclosing to Buyer information, data, contracts, documents, and other materials pursuant to this Agreement related to Assignor.

7.5         Survival of Covenants. Each of the covenants set forth in this Section 7 shall survive the Closing.

8.         CONDITIONS TO CLOSING.

8.1         Conditions to Buyer’s Obligations. Buyer’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

(a)         Accuracy of Representations and Warranties on the Closing Date. The representations and warranties made herein by Seller shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)         Compliance. As of the Closing Date, Seller shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date.

(c)         Delivery of Purchased Assets. Seller shall have made the Purchased Assets available to Buyer as set forth in Section 1.3 above.

(d)         Delivery of Closing Documents. Seller shall have delivered, and Buyer shall have received, the documents described in Section 9.2 hereof.

(e)         Promissory Note. Seller shall have delivered, and Buyer shall have received, the Promissory Note.

(f)         Approval of NYSE American. The NYSE American shall have approved the listing of the VTAK Shares upon notice of issuance. VTAK shall use reasonable efforts to obtain such approval, but the parties agree that in no instance shall it be required to call a special meeting of its stockholders to approve the issuance of the VTAK shares should the NYSE American require such approval.

8.2         Conditions to Seller’s Obligations. The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

(a)         Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Buyer shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)         Compliance. Buyer shall have complied in all material respects with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing Date.

(c)         Delivery of Closing Documents. Buyer shall have delivered, and Seller shall have received, the documents described in Section 9.1 hereof.

9.         CLOSING OBLIGATIONS.

9.1         Buyer’s Closing Obligations. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller each of the following:

(a)          the VTAK Shares;

(b)          the Promissory Note, duly executed by Buyer;

(c)         the assignment and bill of sale agreement, in the form attached hereto as Exhibit 9.1(c) (the “Assignment and Bill of Sale”), duly executed by Buyer; and

(d)         the intellectual property assignment agreement, in the form attached hereto as Exhibit 9.1(d) (the “IP Assignment”), duly executed by Buyer.

9.2         Seller’s Closing Obligations. At the Closing, Seller shall deliver to Buyer each of the following:

(a)         the Purchased Assets in accordance with Section 1.3;

(b) the Assignment and Bill of Sale, duly executed by Seller;

(c)         the IP Assignment, duly executed by Seller;

(d)         confirmation that the United States Patent and Trademark Office has accepted the filing of a document, in a form reasonably acceptable to Buyer, evidencing the assignment from Assignor to Seller of the United States patents and trademarks as identified in Schedule A and Schedule B to Exhibit 9.1(d);

(e)          a properly completed and duly executed IRS Form W-9 with respect to Seller; and

(f)         such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

10.         SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

10.1         Survival of Representations and Warranties. All representations and warranties made by Buyer and Seller herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of one (1) year after the Closing.

10.2         Indemnified Losses. For the purpose of this Section 10 and when used elsewhere in this Agreement, “Loss” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.

10.3         Indemnification by Buyer. Subject to the provisions and limitations set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller, and any officers, directors, members, agents, managers, representatives, employees or attorneys of Seller or of any parent, subsidiary or affiliate of Seller (collectively, the “Seller Indemnitees”) from and against and in respect of any Loss which arises out of or results from:

(a)         any breach by Buyer of any covenant made herein, or the inaccuracy or untruth of any representation or warranty of Buyer made herein; or

(b)         the use of the Purchased Assets after the Closing.

provided, however, that nothing in this Section 10.3 shall impose on Buyer any duty to indemnify Seller for any Excluded Liabilities.

10.4         Period for Making Claims. A claim for indemnification by either party under this Section 10 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 10, provided, however, that any claim under Section 10.3(a) with respect to the inaccuracy or untruth of any representation or warranty must be brought, if at all, prior to the time such representation or warranty expires pursuant to Section 10.1.

11.         MISCELLANEOUS.

11.1         Expenses. Each of the parties hereto shall bear its own expenses (including without limitation attorneys’ fees) in connection with the negotiation and consummation of the transactions contemplated hereby.

11.2         Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by a nationally recognized overnight express courier and addressed as follows:

(a)       If to Seller:

Cardionomic (assignment for the benefit of creditors), LLC

3945 Freedom Circle, Suite 560

Santa Clara, California 95054

United States

Telephone: [***]

Facsimile[***]

Email: [***]

Attention: [***]

With copy to:

Sheppard Mullin Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Telephone: 415.434.9100

Facsimile: 415.434.3947

Email: okatz@sheppardmullin.com

Attention: Ori Katz, Esq.

(b)       If to Buyer:

Cardionomix, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

E-mail: DJenkins@catheterprecision.com

Attention: David Jenkins

With copy to:

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

E-mail: brian.teras@agg.com

Attention: Brian Teras

11.3         Entire Agreement. This Agreement, the Exhibits hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

11.4         Amendment; Waiver. Any term or provision of this Agreement may be amended only by a writing signed by both Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

11.5         No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

11.6         Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures to this Agreement shall be as valid and binding as a signed original.

11.7         Benefit and Burden. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

11.8         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law. All claims and disputes arising under or in connection with this Agreement, whether for or in respect of, breach of contract, tort, equity, or otherwise, shall be adjudicated exclusively in federal or state courts located in Santa Clara County, California, and each party waives its right to a trial by jury of any such claims or disputes.

11.9         Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

11.10         Attorneys’ Fees. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

11.11         Limitation of Liability. BUYER HEREBY RECOGNIZES, ACKNOWLEDGES AND AGREES THAT UNDER NO CIRCUMSTANCE MAY BUYER OR ANY OF ITS AFFILIATES ASSERT ANY CLAIM AGAINST OR SEEK ANY RECOVERY FROM ANY OFFICERS, DIRECTORS, MEMBERS, AGENTS, MANAGERS, REPRESENTATIVES OR EMPLOYEES OF SELLER OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, AGENTS, MANAGERS, REPRESENTATIVES OR EMPLOYEES OF ANY MEMBER OR AFFILIATE OF SELLER ON ACCOUNT OF ANY ACTION OR INACTION OR FOR ANY REASON WHATSOEVER RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF, ARISING OUT OF, OR IN ANY WAY RELATING TO ANY BREACH OF ANY REPRESENTATION, WARRANTY AGREEMENT OR COVENANT MADE BY OR TO BE PERFORMED BY SELLER UNDER THIS AGREEMENT.

11.12         Limitation of Remedy in Favor of Buyer. BUYER HEREBY AGREES THAT ITS SOLE REMEDY RESULTING FROM ANY BREACH OF ANY REPRESENTATION(S) OR WARRANTY(IES) PROVIDED BY SELLER HEREIN IS TO ASSERT A GENERAL UNSECURED CLAIM AGAINST SELLER’S ASSIGNMENT ESTATE FOR DAMAGES INCURRED BY BUYER AS A RESULT OF SUCH BREACH, WITH ANY SUCH CLAIM, TO THE EXTENT AGREED TO BY SELLER OR ALLOWED BY A COURT OF LAW, TO BE TREATED IN THE SAME MANNER AS ALL OTHER GENERAL UNSECURED CLAIMS ASSERTED AGAINST SELLER’S ASSIGNMENT ESTATE. BUYER HEREBY FURTHER AGREES THAT UNDER NO CIRCUMSTANCE MAY ANY SUCH CLAIM(S) ASSERTED BY BUYER BE ASSERTED AFTER THE TIME PERIOD SET FORTH IN SECTION 10.1.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:	BUYER:

Cardionomic (assignment for the benefit of creditors), LLC, solely as assignee for the benefit of creditors of Cardionomic, Inc.	Cardionomix, Inc.

By: /s/	By: /s/ David Jenkins

Its:_Manager in its sole capacity as assignee for the benefit of the creditors	Its: Authorized Signatory

EXHIBIT 1

General Assignment

Attached.

EXHIBIT 1.1

Known Encumbrances

None.

EXHIBIT 1.2

Purchased Assets

The following assets acquired by the Seller from the Assignor, pursuant to the General Assignment and any other ancillary agreement related thereto:

1.	All contents of the five pallets and other inventory located at 3284 Edward Ave., Unit F, Santa Clara, CA 95054;
2.	All documentation and data consisting of approximately 80 GB of data that is stored on a device located at 3945 Freedom Circle, Suite 560, Santa Clara, CA 95054;
3.

All technical information, know-how and data, and confidential and proprietary information, including, without limitation, discoveries, developments, improvements, enhancements, concepts, ideas, methods, processes, designs, data, formulae, specifications, instructions, materials, expertise, trade secrets, technology, research and development information, and scientific and clinical information, which is included in the materials provided in item 2 above;

4.	All inventions, whether or not such inventions are the subject of a patent or patent application, which is included in the materials provided in item 2 above;
5.

All U.S. and foreign issued patents, patent applications, and statutory invention registrations, together with any divisionals, continuations, continuations-in-part, extensions, provisional and/or supplemental protection certificates, renewals, reissues, and re-examinations thereof;

6.

All: (a) trade names, service names, brand names, product names, trade styles, logos, symbols, slogans, designs, common law trademarks and service marks; (b) trademark and service mark registrations and applications, renewals and extensions therefor; (c) other service source identifiers; and (d) goodwill appurtenant to any or all of the foregoing;

7.	All books and records of Seller relating to the ownership and operation of the Purchased Assets, and not including any Excluded Assets listed in Section 1.2.

Exhibit 2.1(b)

Attached.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW. NO OFFERS, SALES, PLEDGES OR TRANSFERS HEREOF, OR OF BENEFICIAL INTERESTS HEREIN, INCLUDING BY WAY OF PARTICIPATION OR BY OPERATION OF LAW, MAY BE MADE EXCEPT IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION TO A PERSON THAT IS AN ELIGIBLE TRANSFEREE AS DEFINED BELOW, AND THE OTHER TERMS AND CONDITIONS OF THE NOTE, INCLUDING THE TRANSFER RESTRICTIONS DESCRIBED BELOW. THE NOTE IS AVAILABLE ONLY IN REGISTERED, DEFINITIVE FORM, MAY BE TRANSFERRED ONLY UPON THE NOTES REGISTER MAINTAINED BY THE BORROWER, AND NO PERSON SHALL BE RECOGNIZED BY THE BORROWER AS A HOLDER WHO IS NOT IDENTIFIED AS SUCH ON THE NOTES REGISTER OF THE BORROWER. ACQUIRER OF THE NOTE IS DEEMED TO AGREE NOT TO PARTICIPATE OR ATTEMPT TO PARTICIPATE THE NOTE, OR OTHERWISE TRANSFER BENEFICIAL INTERESTS HEREIN, OR ATTEMPT TO HOLD THE NOTE AS A NOMINEE OR AGENT FOR OTHER PERSONS EXCEPT TO THE EXTENT EXPRESSLY ALLOWED BY THE TRANSFER RESTRICTIONS DESCRIBED HEREIN. AN “ELIGIBLE TRANSFEREE” MEANS (1) AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7), (9), (12), or (13) UNDER THE ACT (AN "IAI"), OR A QUALIFIED INSTITUTIONAL BUYER ("QIB") WITHIN THE MEANING OF RULE 144A UNDER THE ACT; (2) THAT (A) IS ACQUIRING SECURITIES FOR ITS OWN ACCOUNT OR (B) IS A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT), A SAVINGS AND LOAN ASSOCIATION, OR ONE OF THE OTHER FINANCIAL INSTITUTIONS LISTED IN SECTION 3(a)(5)(A) OF THE ACT, ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY. THE SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN THE BORROWER AND CARDIONOMIC (ASSIGNMENT FOR THE BENEFIT OF CREDITORS), LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, IN ITS SOLE AND LIMITED CAPACITY AS ASSIGNEE FOR THE BENEFIT OF CREDITORS OF CARDIONOMIC, INC. (“ASSIGNEE”), ENTERED INTO ON OR ABOUT APRIL 18, 2025, INCLUDING AN ABSOLUTE HOLDING PERIOD OF THREE YEARS. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TRANSFEREES RECEIVING THE NOTE DIRECTLY FROM THE ASSIGNEE MUST BE IAIs. BORROWER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER AND A TRANSFEREE CERTIFICATE AND/OR SUCH OTHER DOCUMENTATION AS MAY BE REASONABLY REQUESTED BY THE BORROWER IN ORDER TO ESTABLISH THAT ACQUIRERS OF THE SECURITIES ARE ELIGIBLE TRANSFEREES AND THAT AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF FEDERAL AND/OR OTHER APPLICABLE SECURITIES LAWS IS AVAILABLE. BY ITS ACCEPTANCE OF A NOTE, THE ACQUIRER THEREOF AGREES AND REPRESENTS, AND WILL BE DEEMED TO HAVE SO AGREED AND REPRESENTED, THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE NOTE, (II) IT IS NOT ACQUIRING THE NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF IN CONTRAVENTION OF FEDERAL AND OTHER APPLICABLE SECURITIES LAWS; (III) IT IS AN ELIGIBLE TRANSFEREE; AND (IV) IT ACCEPTS THE TRANSFER RESTRICTIONS DESCRIBED HEREIN AND WILL NOT ATTEMPT TO TRANSFER THE SECURITY EXCEPT IN COMPLIANCE THEREWITH.

$1,500,000.00

Dated: April 18, 2025

PROMISSORY NOTE

(this “Note”)

FOR VALUE RECEIVED, the undersigned (“Borrower”), whose address is set forth below its signature, hereby promises to pay to the order of Cardionomic (assignment for the benefit of creditors), LLC (“Payee”), at the office of Payee at 3945 Freedom Circle, Suite 560, Santa Clara, California 95054, or at such other place or places as the holder hereof from time to time may designate in writing, the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), or such lesser sum as may be outstanding hereunder from time to time (the “Loan”), in lawful money of the United States.

1.         Principal and Interest; Payments. From and after the date hereof, interest shall accrue on all principal amounts outstanding from time to time hereunder at a fixed rate equal to four percent (4%) per annum. Interest so computed shall accrue for each and every day (365 days per year) on which any indebtedness remains outstanding hereunder, including the day on which funds are initially advanced regardless of the time of day such advance is made, and including the day on which funds are repaid unless repayment is credited prior to 5:00 P.M., Atlanta, Georgia time. Said interest shall be computed hereunder with respect to each day during the term of this Note by multiplying the outstanding principal balance hereunder at the close of business on each such day by a daily interest factor, which shall be calculated by dividing the applicable rate by 360. Payment of principal and interest shall be due and payable in whole on April [▪], 2028 (the “Maturity Date”) to be in the full amount of principal and interest then remaining unpaid.

2.         Prepayment. Borrower may prepay the principal balance outstanding hereunder whole or in part at any time without penalty. Any such prepayments shall be applied first to costs and expenses set forth in Section 5, next to accrued but unpaid interest due and owing hereunder and thereafter to the principal balance outstanding hereunder.

3.         Acceleration. All outstanding principal plus accrued but unpaid interest on such principal shall automatically, and without any further action by any party hereto, become immediately due and payable if: (a) Borrower shall (i) commence a voluntary case or other proceeding or file any petition seeking relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the foregoing paragraph (i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing, or (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) relief in respect of Borrower or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

4.         Rights and Remedies of Payee. Payee shall be entitled to pursue any and all rights and remedies provided under the terms of this Note.

5.         Costs and Expenses. Borrower agrees to pay all filing fees and similar charges and all costs incurred by Payee in collecting or securing or attempting to collect or secure this Note, including attorneys’ fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Borrower agrees to pay on demand, any and all present or future taxes, levies, imposts, deductions, charges and withholdings imposed in connection with this Note by the laws or governmental authorities of any jurisdiction, and all payments to Payee under this Note shall be made free and clear thereof and without deduction therefor.

6.         Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

7.         Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.         Binding Effect. All of the terms of this Note shall be binding upon Borrower and its successors and assigns.

9.         Time of the Essence. TIME IS OF THE ESSENCE OF THIS NOTE.

10.         Miscellaneous. Whenever used in this Note and unless the context otherwise requires, words in the singular include the plural, words in the plural include the singular, and pronouns of any gender include the other genders. Captions and Section headings contained in this Note are for convenience only and shall not affect its interpretation. All references in this Note to Sections refer to the respective subdivisions of this Note, unless such reference specifically identifies another document.

(Signature on following page)

IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the day and year first written above.

BORROWER: Cardionomix, Inc.

By:		(SEAL)
Name:	David Jenkins
Title:	Authorized Signatory
Address:	1670 Highway 160 West, Suite 205 Fort Mill, SC 29708

EXHIBIT 5.7(m)

Disclosure Document

Attached.

EXHIBIT 9.1(c)

Assignment and Bill of Sale

EXHIBIT 9.1(d)

IP Assignment

SCHEDULE A

Patents

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
US	Catheter and Catheter System for Electrical Neuromodulation	62/001,729 N/A N/A	05/22/2014 N/A N/A
PCT	Catheter and Catheter System for Electrical Neuromodulation	PCT/US2015/031960 WO 2015/179634 N/A	05/21/2015 11/26/2015 N/A
US	Catheter and Catheter System for Electrical Neuromodulation	15/357,510 2017/0065812 10,576,273	11/21/2016 03/09/2017 03/03/2020
Australia	Catheter and Catheter System For Electrical Neuromodulation	2015264121 2015264121 A1 2015264121 B2	10/25/2016 11/10/2016 09/10/2020
Canada	Catheter and Catheter System for Electrical Neuromodulation	2,946,791 2,946,791 A1 2,946,791	10/24/2016 11/26/2015 09/19/2023
China	Catheter and Catheter System for Electrical Neuromodulation	201580031878.4 106456975 A 106456975 B	12/14/2016 02/22/2017 09/04/2020
China	Catheter and Catheter System for Electrical Neuromodulation	202010802494.0 111790047 A 111790047 B	08/12/2020 10/20/2020 09/27/2022
Europe (EPO)	Catheter and Catheter System for Electrical Neuromodulation	15727213.9 3,145,583 A1 3,145,583 B1	11/07/2016 03/29/2017 03/02/2022
India	Catheter and Catheter System for Electrical Neuromodulation	201617038928 Journal No. 08/2017 -	11/15/2016 02/24/2017 -
Japan	Catheter and Catheter System for Electrical Neuromodulation	2016-564632 2017-516523 6,580,068 B2	10/24/2016 06/22/2017 09/25/2019
Japan	Catheter and Catheter System for Electrical Neuromodulation	2019-154683 2019-213925 6,856,721 B2	08/27/2019 12/19/2019 04/07/2021
Singapore	Catheter and Catheter System for Electrical Neuromodulation	11201608878S 11201608878S A 11201608878S	10/24/2016 11/29/2016 10/14/2018
US	Catheter and Electrode Systems for Electrical Neuromodulation	62/047,270 N/A N/A	09/08/2014 N/A N/A
PCT	Catheter and Electrode Systems for Electrical Neuromodulation	PCT/US2015/047770 WO 2016/040037 N/A	08/31/2015 03/17/2016 N/A
US	Catheter and Electrode Systems for Electrical Neuromodulation	15/446,872 2017/0173338 10,894,160	03/01/2017 06/22/2017 01/19/2021

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
Australia	Catheter and Electrode Systems for Electrical Neuromodulation	2015315658 2015315658 A1 2015315658 B2	03/15/2017 04/06/2017 05/23/2019
Europe (EPO)	Catheter and Electrode Systems for Electrical Neuromodulation	15763718.2 3,194,007 A1 3,194,007 B1	02/17/2017 07/26/2017 07/04/2018
US	Methods for Electrical Neuromodulation of the Heart	62/047,313 N/A N/A	09/08/2014 N/A N/A
PCT	Methods for Electrical Neuromodulation of the Heart	PCT/US2015/047780 WO 2016/040038 A1 N/A	08/31/2015 03/17/2016 N/A
US	Methods for Electrical Neuromodulation of the Heart	15/446,881 2017/0173339 10,722,716	03/01/2017 06/22/2017 07/28/2020
US	Methods for Electrical Neuromodulation of the Heart	16/937,932 2020/0360694 -	07/24/2020 11/19/2020 -
Australia	Methods for Electrical Neuromodulation of the Heart	2015315570 2015315570 A1 2015315570 B2	03/13/2017 04/06/2017 08/27/2020
Australia	Methods for Electrical Neuromodulation of the Heart	2020217387 2020217387 A1 202017387 B2	08/12/2020 09/03/2020 01/19/2023
Europe (EPO)	Methods for Electrical Neuromodulation of the Heart	15763160.7 3,194,017 -	02/17/2017 07/26/2017 -
US	Method for Electrical Neuromodulation	62/099,834 N/A N/A	01/05/2015 N/A N/A
PCT	Cardiac Modulation Facilitation Methods and Systems	PCT/US2016/012082 WO 2016/111940 N/A	01/04/2016 07/14/2016 N/A
US	Cardiac Modulation Facilitation Methods and Systems	15/540,161 2018/0050206 10,493,278	06/27/2017 02/22/2018 12/03/2019
US	Methods of Selecting Parameters For Therapeutic Neuromodulation	18/503,504	11/07/2023
Australia	Cardiac Modulation Facilitation Methods and Systems	2018256475 2018256475 A1 2018256475 B2	10/29/2018 11/22/2018 05/21/2020
Canada	Cardiac Modulation Facilitation Methods and Systems	2,972,459 2,972,459 A1 -	06/27/2017 07/14/2016 -
China	Cardiac Modulation Facilitation Methods and Systems	201680008967.1 107206241 A ZL201680008967.1	08/04/2017 09/26/2017 02/15/2019
China	Cardiac Modulation Facilitation Methods and Systems	201910030397.1 109568786 A -	01/14/2019 04/05/2019 -

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
Europe (EPO)	Cardiac Modulation Facilitation Methods and Systems	16735266.5 3,242,717 A1 3,242,717 B1	07/31/2017 11/15/2017 06/12/2019
Europe (EPO)	Cardiac Modulation Facilitation Methods and Systems	19179265.4 3,610,917 A1 -	06/10/2019 02/19/2020 -
India	Cardiac Modulation Facilitation Methods and Systems	201717026283 A Journal No. 46/2017 -	07/24/2017 11/17/2017 -
Japan	Cardiac Modulation Facilitation Methods and Systems	2017-534912 2018-506328 6,626,111	06/29/2017 03/08/2018 12/06/2019
US	Cardiac Contractility Neurostimulation Systems and Methods	62/305,988 N/A N/A	03/09/2016 N/A N/A
US	Cardiac Contractility Neurostimulation Systems and Methods	62/343,302 N/A N/A	05/31/2016 N/A N/A
US	Cardiac Contractility Neurostimulation Systems and Methods	62/464,039 N/A N/A	02/27/2017 N/A N/A
PCT	Cardiac Contractility Neurostimulation Systems and Methods	PCT/US2017/021214 WO 2017/156039 N/A	03/07/2017 09/14/2017 N/A
US	Methods of Reducing Duty Cycle During N***eurostimulation Treatment	15/892,135 2018/0161577 10,448,884	02/08/2018 06/14/2018 10/22/2019
US	Methods of Monitoring Effects of Neurostimulation	15/892,199 2018/0169414 10,188,343	02/08/2018 06/21/2018 01/29/2019
US	Methods of Facilitating Positioning of Electrodes	15/893,038 2018/0168503 10,172,549	02/09/2018 06/21/2018 01/08/2019
US	Methods of Positioning Neurostimulation Devices	16/259,306 2019/0150832 10,952,665	01/28/2019 05/23/2019 03/23/2021
US	Electrode Assemblies for Neurostimulation Treatment	16/658,618 2020/0214627 11,229,398	10/21/2019 07/09/2020 01/25/2022
US	Differential On and Off Durations for Neurostimulation Devices and Methods	17/249,960 2021/0204871 11,806,159	03/19/2021 07/08/2021 11/07/2023
US	Neurostimulation Devices and Methods	18/476,935 - -	09/28/2023 - -
Australia	Cardiac Contractility Neurostimulation Systems and Methods	2017229496 2017229496 A1 2017229496 B2	08/23/2018 09/06/2018 07/14/2022
Australia	Cardiac Contractility Neurostimulation Systems and Methods	2022203304 2022203304 A1 -	05/17/2022 06/02/2022 -

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
Canada	Cardiac Contractility Neurostimulation Systems and Methods	3,015,372 3,015,372 A1 -	08/21/2018 09/14/2017 -
Europe (EPO)	Cardiac Contractility Neurostimulation Systems and Methods	17763935.8 3,426,338 A1 -	08/24/2018 01/16/2019 -
Israel	Cardiac Contractility Neurostimulation Systems and Methods	261,591 261,591 D0 261,591 A	09/04/2018 10/31/2018 09/02/2022
Japan	Cardiac Contractility Neurostimulation Systems and Methods	2022-016226 2022-058901 A 7410194	02/04/2022 04/12/2022 01/09/2024
US	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	62/558,169 N/A N/A	09/13/2017 N/A N/A
US	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	62/623,648 N/A N/A	01/30/2018 N/A N/A
US	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	62/676,188 N/A N/A	05/24/2018 N/A N/A
PCT	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	PCT/US2018/050522 WO 2019/055434 N/A	09/11/2018 03/21/2019 N/A
US	Methods for Detecting Catheter Movement	16/816,681 2020/02060511 11,559,687	03/12/2020 07/02/2020 01/24/2023
US	Methods of Detecting Catheter Movement	18/157,496 2023/0248976 -	01/20/2023 08/10/2023 -
Australia	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	2018333929 2018333929 A1 -	03/18/2020 04/09/2020 -
Europe (EPO)	Neurostimulation Systems and Methods for Affecting Cardiac Contractility	18856016.3 3,664,703 A1 -	03/11/2020 06/17/2020 -
US	Systems and Methods for Monitoring Nerve Engagement	62/718,147 N/A N/A	08/13/2018 N/A N/A
US	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	62/840,608 N/A N/A	04/30/2019 N/A N/A
US	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	62/867,438 N/A N/A	06/27/2019 N/A N/A
PCT	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	PCT/US2019/046202 WO 2020/036886 N/A	08/12/2019 02/20/2020 N/A
US	Partially Woven Expandable Members	17/018,887 2021/0001116 11,077,298	09/11/2020 01/07/2021 08/03/2021

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
US	Electrode Assemblies for Neuromodulation	17/391,316 2021/0370055 11,648,395	08/02/2021 12/02/2021 05/16/2023
US	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	18/296,873 2023/0390551 -	04/06/2023 12/07/2023 -
Australia	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	2019320750 2019320750 A1 -	03/09/2021 04/08/2021 -
Canada	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	3,107,959 3,107,959 A1 -	01/27/2021 02/20/2020 -
China	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	201980067356.8 112839602 A -	04/12/2021 05/25/2021 -
Europe	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	19849636.6 3,836,859 A1 -	03/01/2021 06/23/2021 -
India	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	202117004872 202117004872 A -	02/04/2021 04/02/2021 -
Israel	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	280,556 280,556 D0 -	02/01/2021 03/25/2021 -
Japan	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	2021-506698 2021-535776 A -	02/08/2021 12/23/2021 -
Singapore	Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	11202101191P 11202101191P A -	02/04/2021 03/30/2021 -
US	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	62/843,772 N/A N/A	05/06/2019 N/A N/A
PCT	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	PCT/US2020/031358 WO 2020/227234 N/A	05/04/2020 11/12/2020 N/A
US	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	17/520,131 2022/0054090 11,607,176	11/05/2021 02/24/2022 03/21/2023
US	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	18/182,985 - -	03/13/2023 - -
US	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	18/508,047 - -	11/13/2023 - -
Australia	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	2020269601 2020269601 A1 -	11/03/2021 12/02/2021 -
Canada	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	3,137,307 3,137,307 A1 -	10/18/2021 11/12/2020 -

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
China	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	202080048242.1 114040704 A -	12/30/2021 02/11/2022 -
Europe	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	20801644.4 3,965,639 A1 -	11/24/2021 03/16/2022 -
India	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	202117048285 Journal No. 08/2022 -	10/22/2021 02/25/2022 -
Israel	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	287,732 287,732 D0 -	10/31/2021 12/01/2021 -
Japan	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	2021-562115 2022-531658 -	10/19/2021 07/08/2022 -
Singapore	Systems and Methods for Denoising Physiological Signals During Electrical Neuromodulation	1120211619W 11202111619W A -	10/22/2021 11/29/2021 -
US	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	63/039,914 N/A N/A	06/16/2020 N/A N/A
PCT	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	PCT/US2021/037013 WO 2021/257399 N/A	06/11/2021 12/23/2021 N/A
US	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	18/001,638 2023/0256252 -	12/13/2022 08/17/2023 -
Australia	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	2021293019 2021293019 A1- -	01/12/2023 02/23/2023 -
Canada	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	3181526 3181526 A1 -	12/05/2022 12/23/2021 -
China	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	202180058937.2 116075335 A -	01/31/2023 05/05/2023 -
Europe	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	21826118.8 4164737 -	01/16/2023 04/19/2023 -
India	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	202317002586 - -	01/12/2023 10/13/2023 -
Japan	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	2022-575383 2023-530886 A -	12/07/2022 07/20/2023 -
Singapore	Chronically Implantable Systems and Methods for Affecting Cardiac Contractility and/or Relaxation	11202261118Y - -	12/12/2022 - -
US	Methods and Systems for Neuromodulation Stimulation System Selection	63/305,509 N/A N/A	02/01/2022 N/A N/A

Country	Title	App. No. Pub. No. Pat. No.	Filing Date Pub. Date Issue Date
PCT	Methods and Systems for Neuromodulation	PCT/US2023/061589 WO 2023/150489 N/A	01/30/2023 08/10/2023 N/A
US	Systems and Methods for Providing Cardiac Pulmonary Nerve Stimulation	63/588,123 N/A N/A	10/05/2023 N/A N/A

SCHEDULE B

Trademarks

Country	Mark	Class	Status	App. No. Reg. No.	Filing Date Reg. Date
US	CARDIONOMIC	10	Registered	87/665,412 6356282	10/30/2017 05/18/2021
WO	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 07/05/2018
Australia	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 02/25/2019
Canada	CARDIONOMIC	10	Registered	1896408 TMA1111666	04/19/2018 10/15/2021
Switzerland	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 06/25/2019
China	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 12/19/2018
Europe (EUIPO)	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 12/07/2018
UK	CARDIONOMIC	10	Registered	1410316 UK00801410316	04/19/2018 12/07/2018
India	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 02/06/2019
Israel	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 05/02/2019
Japan	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 04/25/19
South Korea	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 06/28/2019
New Zealand	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 10/30/2018
Russia	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 01/15/2019
Singapore	CARDIONOMIC	10	Registered	1410316 1410316	04/19/2018 12/24/2018
US	NVAD	10	Registered	87/665,418 6356283	10/30/2017 05/18/2021
WO	NVAD	10	Registered	1410188 1410188	04/19/2018 07/05/2018
Australia	NVAD	10	Registered	1410188 1410188	04/19/2018 04/04/2019
Canada	NVAD	10	Registered	1896403 TMA1099214	04/19/2018 04/28/2021
Switzerland	NVAD	10	Registered	1410188 1410188	04/19/2018 06/13/2019
China	NVAD	10	Registered	1410188 1410188	04/19/2018 12/17/2018
Europe (EUIPO)	NVAD	10	Registered	1410188 1410188	04/19/2018 12/07/2018
UK	NVAD	10	Registered	1410188 UK00801410188	04/19/2018 12/07/2018
India	NVAD	10	Registered	1410188 1410188	04/19/2018 02/06/2019

Country	Mark	Class	Status	App. No. Reg. No.	Filing Date Reg. Date
Japan	NVAD	10	Registered	1410188 1410188	04/19/2018 04/25/2019
South Korea	NVAD	10	Registered	1410188 1410188	04/19/2018 06/12/2019
New Zealand	NVAD	10	Registered	1410188 1410188	04/19/2018 10/30/2018
Russia	NVAD	10	Registered	1410188 1410488	04/19/2018 01/15/2019
Singapore	NVAD	10	Registered	1410188 141088	04/19/2018 12/24/2018
US	CPNS	10	Registered	87/665,423 6356284	10/30/2017 05/18/2021
WO	CPNS	10	Registered	1410189 1410189	04/19/2018 07/05/2018
Australia	CPNS	10	Registered	1410189 1410189	04/19/2018 02/25/2019
Canada	CPNS	10	Registered	1896402 TMA1111667	04/19/2018 10/15/2021
Switzerland	CPNS	10	Registered	1410189 1410189	04/19/2018 05/31/2019
China	CPNS	10	Registered	1410189 1410189	04/19/2018 12/17/2018
Europe (EUIPO)	CPNS	10	Registered	1410189 1410189	04/19/2018 12/07/2018
UK	CPNS	10	Registered	1410189 UK00801410189	04/19/2018 12/07/2018
India	CPNS	10	Registered	1410189 1410189	04/19/2018 01/31/2019
Israel	CPNS	10	Registered	1410189 1410189	04/19/2018 05/02/2019
Japan	CPNS	10	Registered	1410189 1410189	04/19/2018 04/25/2019
South Korea	CPNS	10	Registered	1410189 1410189	04/19/2018 06/12/2019
New Zealand	CPNS	10	Registered	1410189 1410189	04/19/2018 10/30/2018
Singapore	CPNS	10	Registered	1410189 1410189	04/19/2018 12/24/2018